Exhibit 10.2

DEALER MANAGER AND CONSENT SOLICITATION AGREEMENT

July 2, 2003

CREDIT SUISSE FIRST BOSTON LLC

BEAR, STEARNS & CO. INC.

CIBC WORLD MARKETS CORP.

C/O CREDIT SUISSE FIRST BOSTON LLC

Eleven Madison Avenue

New York, NY 10010-3629

Dear Sirs:

1.                                       The Tender Offer and Consent Solicitation. Packaged Ice, Inc., a Texas corporation (“Purchaser”), is making a tender offer (hereinafter referred to, together with any amendments, supplements or extensions thereof, as the “Tender Offer”) to purchase for cash any and all of the outstanding 9¾% Series A Senior Notes due 2005 and 9¾% Series B Senior Notes due 2005 (collectively, the “Notes”) and is soliciting (the “Solicitation”) consents (the “Consents”) of the holders of the Notes to certain amendments to the indenture relating to the Notes (the “Indenture”).  The Tender Offer and the Solicitation will be on the terms and subject to the conditions set forth in the Offer to Purchase and Consent Solicitation Statement (the “Statement”) and Consent and Letter of Transmittal (the “Consent and Letter of Transmittal”) attached hereto as Exhibits A and B, respectively.

2.                                       Appointment as Dealer Managers and Solicitation Agents. Purchaser hereby appoints each of you as Dealer Manager and Solicitation Agent (each of Credit Suisse First Boston LLC, Bear, Stearns & Co. Inc. and CIBC World Markets Corp., a “Dealer Manager and Solicitation Agent” and, collectively, the “Dealer Managers and Solicitation Agents”) and authorizes each of you to act as such in connection with the Tender Offer and Solicitation.  As a Dealer Manager and Solicitation Agent, each of you agree, in accordance with your customary practice, to perform those services in connection with the Tender Offer and Solicitation as are customarily performed by investment banks in connection with tender offers and consent solicitations of a like nature, including, but not limited to, using reasonable efforts to solicit tenders of Notes and delivery of Consents pursuant to the Tender Offer and Solicitation and communicating generally regarding the Tender Offer and Solicitation with brokers, dealers, commercial banks and trust companies and other holders of Notes.  In such capacity, each of you, as a Dealer Manager and Solicitation Agent, shall act as an independent contractor, and each of your duties arising out of your engagement pursuant to this Agreement shall be owed solely to Purchaser.

Purchaser further authorizes each of you to communicate with U.S. Bank National Association, in its capacity as depositary (the “Depositary”), and with Georgeson Shareholder, in its capacity as information agent (the “Information Agent”), with respect to matters relating to the Tender Offer and Solicitation.  Purchaser has instructed the Depositary to advise each of the Dealer Managers and Solicitation Agents at least daily as to the number of Notes that have been tendered pursuant to the Tender Offer, the number of Consents that have been delivered pursuant to the Solicitation and as to such other matters in connection with the Tender Offer and Solicitation as the Dealer Managers and Solicitation Agents may request.

3.                                       No Liability for Acts of Dealers, Banks and Trust Companies.  None of you shall have any liability to Purchaser or any other person for any losses, claims, damages, liabilities and expenses (each a “Loss” and, collectively, the “Losses”) arising from any act or omission on the part of any broker or dealer in securities (a “Dealer”), bank or trust company, or any other person, and neither any of you nor any of your respective affiliates shall be liable for any Losses arising from your own acts or omissions in performing your obligations as a Dealer Manager and Solicitation Agent or as a Dealer hereunder or otherwise in connection with the Tender Offer or the Solicitation, except for any such Losses which are finally judicially determined to have resulted primarily from your bad faith, gross negligence or material breach of your obligations under this Agreement.  In soliciting or obtaining tenders or delivery of Consents, no Dealer, bank or trust company is to be deemed to be acting as agent for any of you or the agent of Purchaser or any of its affiliates, and each of you, as a Dealer Manager and Solicitation Agent, is not to be deemed the agent of any Dealer, bank or trust company or the agent or fiduciary of Purchaser or any of its affiliates, equity holders, creditors or of any other person.  In soliciting or obtaining tenders of Notes or delivery of Consents, none of you shall be and none of you shall be deemed for any purpose to act as a partner or joint venturer of or a member of a syndicate or group with Purchaser or any of its affiliates in connection with the Tender Offer or the Solicitation, any purchase of the Notes, any payment for Consents or otherwise, and neither Purchaser nor any of its affiliates shall be deemed to act as agent for any of you.  Purchaser shall have sole authority for the acceptance or rejection of any and all tenders of Notes or deliveries of Consents.

4.                                       The Tender Offer and Consent Solicitation Material.  Purchaser agrees to furnish each of you, at its expense, with as many copies as you may reasonably request of the Statement, the Consent and Letter of Transmittal, and all statements and other documents filed or to be filed with the Securities and Exchange Commission (the “Commission”), if any, or any other Federal, state, local or foreign governmental or regulatory authorities or any court (each an “Other Agency” and collectively, the “Other Agencies”), any other documents (including press releases, advertisements and other communications, whether prior to or after the execution of this Agreement), materials or filings relating to the Tender Offer or the Solicitation to be used by Purchaser or authorized by Purchaser for use in connection with the Tender Offer or the Solicitation and any amendments or supplements to any such statements, documents, materials or filings (the definitive forms of all of the foregoing materials are hereinafter collectively referred to as the “Tender Offer and Consent Solicitation Material”) to be used by Purchaser in connection with the Tender Offer and the Solicitation, and each of you is authorized to use copies of the Tender Offer and Consent Solicitation Material in connection with the Tender Offer and the Solicitation.  The Tender Offer and Consent Solicitation Material has been or will be prepared and approved by, and is the sole responsibility of, Purchaser.

Each of you hereby agrees severally, but not jointly, as a Dealer Manager and Solicitation Agent, that you will not disseminate any written material for or in connection with the solicitation of tenders of Notes and delivery of Consents pursuant to the Tender Offer and Solicitation other than the Tender Offer and Consent Solicitation Material, and each of you agrees that you will not make any statements in connection with such solicitation, other than the statements that are set forth in the Tender Offer and Consent Solicitation Material or as otherwise authorized by Purchaser.

Purchaser agrees that no Tender Offer and Consent Solicitation Material will be used in connection with the Tender Offer and the Solicitation without first obtaining the Dealer Managers and Solicitation Agents prior approval, which approval shall not be unreasonably withheld.  In the event that Purchaser uses or permits the use of any Tender Offer and Consent Solicitation Material in connection with the Tender Offer and the Solicitation or files any such material with the Commission or any Other Agency without the Dealer Managers and Solicitation Agents prior approval, then the Dealer Managers and Solicitation Agents shall be entitled to withdraw as Dealer Managers and Solicitation Agents in connection with the Tender Offer and the Solicitation without any liability or penalty to any withdrawing Dealer Managers and Solicitation Agents or any Indemnified Person (as hereinafter defined), and such withdrawing Dealer Managers and Solicitation Agents shall remain entitled to the indemnification provided in Section 12 hereof and to receive the payment of all fees and expenses payable under this Agreement that have accrued to the date of such withdrawal or would otherwise be due to such withdrawing Dealer Managers and Solicitation Agents as of such date.  If any of you withdraw as a Dealer Manager and Solicitation Agent, the fees accrued and reimbursement for your expenses through the date of such withdrawal shall be paid to you promptly after such date.

5.                                       Compensation.  Purchaser agrees to pay you, as compensation for your services as Dealer Manager and Solicitation Agent in connection with the Tender Offer and the Solicitation, a fee of $ 250,000.00 payable on the date of this Agreement (the “Fee”).  The Fee for such services shall be allocated $200,000.00 to Credit Suisse First Boston LLC, $25,000.00 to Bear, Stearns & Co. Inc. and $25,000.00 to CIBC World Markets Corp.

6.                                       Expenses of The Dealer Managers and Solicitation Agents and Others.  In addition to your compensation for your services hereunder pursuant to Section 5 hereof, Purchaser agrees to pay directly, or reimburse each of you, as the case may be, for (a) all expenses incurred by you relating to the preparation, printing, filing, mailing and publishing of all Tender Offer and Consent Solicitation Material, (b) all fees and expenses authorized by the Purchaser and paid by you of the Depositary and Information Agent referred to in the Statement, (c) all advertising charges paid by you in connection with the Tender Offer and Solicitation, including those of any public relations firm or other person or entity rendering services in connection therewith, (d) all fees, if any, payable to Dealers (including each of you), and banks and trust companies as reimbursement for their customary mailing and handling expenses incurred in forwarding the Tender Offer and Consent Solicitation Material to their customers and (e) all other reasonable fees and expenses incurred by you in connection with the Tender Offer and Solicitation or otherwise in connection with the performance of your services hereunder (including reasonable fees and disbursements of your legal counsel).  All payments to be made by Purchaser pursuant to this Section 6 shall be made promptly against delivery to Purchaser of statements therefor.  Purchaser shall be liable for the foregoing payments whether or not the Tender Offer or the Solicitation is commenced, withdrawn, terminated or canceled prior to the purchase of any Notes or the receipt of any consents or whether Purchaser or any of its affiliates acquires any Notes or consents pursuant to the Tender Offer and Solicitation or whether any of you withdraw pursuant to Section 4 hereof.

7.                                       Securityholder Lists.  Purchaser will use its commercially reasonable efforts to cause the Dealer Managers and Solicitation Agents to be provided with cards or lists or other records in such form as the Dealer Managers and Solicitation Agents may reasonably request showing the names and addresses of, and the number of Notes held by, the holders of Notes as of a recent date and will cause the Dealer Managers and Solicitation Agents to be advised from day to day during the period of the Tender Offer and Solicitation as to any transfers of record of Notes.

8.                                       Sufficient Funds.  Purchaser represents and warrants to each of you that it has or, at the time Purchaser becomes obligated to purchase Notes under the Tender Offer and pay for Consents under the Solicitation, it will have, sufficient funds to enable Purchaser to pay, and Purchaser hereby agrees that it will pay promptly, in accordance with the terms and conditions of the Tender Offer and Solicitation and Sections 5 and 6 hereof and applicable law, the consideration (and related costs) for the Notes and Consents which Purchaser has offered, and which Purchaser may be required, to purchase under the Tender Offer and the Solicitation, and the fees and expenses payable hereunder.

9.                                       Additional Representations and Warranties of Purchaser. Purchaser represents and warrants to each of you that:

a)                                      Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and is duly qualified to transact business and is in good standing (to the extent such concepts are recognized in such jurisdictions) in each jurisdiction in which the conduct of its businesses or the ownership or leasing of property requires such qualification, except to the extent that the failure to be so qualified or to be in good standing, considering all such cases in the aggregate, would not have a material adverse effect on the business, properties, financial position or results of operations of Purchaser and all of its subsidiaries and affiliates taken as a whole, as the case may be.

b)                                     Purchaser has necessary corporate power and authority to take and has duly taken all necessary corporate action to authorize (i) the Tender Offer and the Solicitation (excluding as relates to borrowings or other financings to be undertaken by Purchaser which are described in the Statement), (ii) the purchase by Purchaser of the Notes pursuant to the Tender Offer and the payment by Purchaser for Consents pursuant to the Solicitation (assuming satisfaction by you of the conditions applicable to you thereto) and (iii) the execution, delivery and performance of this Agreement, and this Agreement has been duly executed and delivered on behalf of Purchaser and, assuming due authorization, execution and delivery of this Agreement by each of you, is a legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, except that the enforceability hereof may be limited by (x) bankruptcy, insolvency, reorganization, moratorium and other laws now or hereafter in effect relating to creditors’ rights generally, (y) general principles of equity and (z) limitations on the enforceability of indemnification or contribution provisions because of considerations of public policy.

c)                                      The Tender Offer and Consent Solicitation Material complies or will comply in all material respects with the applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated by the Commission thereunder, and the Tender Offer and Consent Solicitation Material does not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they are made, not misleading; provided, however, that no representation is made with respect to any statements contained in or any matter omitted from the Tender Offer and Consent Solicitation Material in reliance upon and in conformity with information furnished or confirmed in writing by you to Purchaser expressly for use therein.

d)                                     Purchaser will file, if required, any and all necessary amendments or supplements to the documents filed with the Commission or Other Agencies relating to the Tender Offer and Solicitation and will promptly furnish to each of you true and complete copies of each such amendment and supplement upon the filing thereof.

e)                                      Except as set forth in the Tender Offer and Consent Solicitation Material, the Tender Offer and the Solicitation (including any related borrowings by Purchaser or any of its subsidiaries or affiliates), the purchase by Purchaser of Notes pursuant to the Tender Offer, the payment by Purchaser for Consents pursuant to the Solicitation, and the execution, delivery and performance of this Agreement by Purchaser, comply and will comply in all material respects with all applicable requirements of Federal, state, local and foreign law, including, without limitation, any applicable regulations of the Commission and Other Agencies, and all applicable judgments, orders or decrees; and no consent, authorization, approval, order, exemption, registration, qualification or other action of, or filing with or notice to, the Commission or any Other Agency is required in connection with the execution, delivery and performance of this Agreement by Purchaser, the making or consummation by Purchaser of the Tender Offer and the Solicitation or the consummation of the other transactions contemplated by this Agreement or the Statement, except where the failure to obtain or make such consent, authorization, approval, order, exemption, registration, qualification or other action or filing or notification would not materially adversely affect the ability of Purchaser to execute, deliver and perform this Agreement or to commence and consummate the Tender Offer and Solicitation in accordance with its terms.  All such required consents, authorizations, approvals, orders, exemptions, registrations, qualifications and other actions of and filings with and notices to the Commission and the Other Agencies will have been obtained, taken or made, as the case may be, and all statutory or regulatory waiting periods will have elapsed, prior to the purchase by Purchaser of the Notes pursuant to the Tender Offer and the payment by Purchaser for Consents pursuant to the Solicitation.

f)                                        The Tender Offer and the Solicitation (including any related borrowings by Purchaser or any of its subsidiaries or affiliates), the purchase of Notes by Purchaser pursuant to the Tender Offer and the payment by Purchaser for Consents pursuant to the Solicitation, and the execution, delivery and performance of this Agreement by Purchaser, do not and will not (i) conflict with or result in a violation of any of the provisions of the certificate of incorporation or by-laws (or similar organizational documents) of Purchaser or any of its subsidiaries, (ii) conflict with or violate in any material respect any law, rule, regulation, order, judgment or decree applicable to Purchaser or any of its subsidiaries or by which any property or asset of Purchaser or any of its subsidiaries is or may be bound or (iii) result in a breach of any of the material terms or provisions of, or constitute a default (with or without due notice and/or lapse of time) under, any loan or credit agreement, indenture, mortgage, note or other agreement or instrument to which Purchaser or any of its subsidiaries is a party or by which any of them or any of their respective properties or assets is or may be bound.

g)                                     No stop order, restraining order or denial of an application for approval has been issued and no investigation, proceeding or litigation has been commenced or, to Purchaser’s knowledge, after due inquiry, threatened before the Commission or any Other Agency with respect to the making or consummation of the Tender Offer and the Solicitation (including the obtaining or use of funds to purchase Notes or to pay for Consents pursuant thereto) or the consummation of the other transactions contemplated by this Agreement or the Statement or with respect to the ownership of the Notes by Purchaser or any of its subsidiaries or affiliates.

h)                                     Purchaser has no knowledge of any material fact or information concerning Purchaser or any of its subsidiaries, or the operations, assets, condition (financial or otherwise) or prospects of Purchaser or any of its subsidiaries, that is required to be made generally available to the public and that has not been, or is not being, or will not be, made generally available to the public through the Tender Offer and Consent Solicitation Material or otherwise.

i)                                         Purchaser is not, nor will be as a result of the purchase by Purchaser of Notes that it may become obligated to purchase pursuant to the terms of the Tender Offer, an “investment company” under the Investment Company Act of 1940, as amended, and the rules and regulations promulgated by the Commission thereunder.

j)                                         Each of the representations and warranties set forth in this Agreement will be true and correct on and as of the date on which the Tender Offer and Solicitation is commenced and on and as of the date on which any Notes are purchased or Consents are paid for pursuant to the Tender Offer and the Solicitation.

10.                                 Opinions of Purchaser’s Counsel.  Purchaser shall deliver to you opinions addressed to you and dated the date hereof of Akin Gump Strauss Hauer & Feld LLP and Cahill Gordon & Reindel LLP, with respect to the matters set forth in Exhibits C-1 and C-2, respectively.

11.                                 Notification of Certain Events.  Purchaser shall advise the Dealer Manager and Solicitation Agents promptly of (a) the occurrence of any event that could reasonably be expected to cause Purchaser to withdraw, rescind or terminate the Tender Offer or Solicitation or would permit Purchaser to exercise any right not to purchase Notes tendered under the Tender Offer or to pay for any Consents delivered pursuant to the Solicitation, (b) the occurrence of any event, or the discovery of any fact, the occurrence or existence of which it believes would require the making of any change in any of the Tender Offer and Consent Solicitation Material then being used or would cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect, (c) any proposal or requirement to make, amend or supplement any filing required by the Exchange Act in connection with the Tender Offer and the Solicitation or to make any filing in connection with the Tender Offer and the Solicitation pursuant to any other applicable law, rule or regulation, (d) the issuance by the Commission or any Other Agency of any comment or order or the taking of any other action concerning the Tender Offer and the Solicitation (and, if in writing, will furnish you with a copy thereof), (e) any material developments in connection with the Tender Offer and the Solicitation or the financing thereof, including, without limitation, the commencement of any lawsuit concerning the Tender Offer and the Solicitation and (f) any other information relating to the Tender Offer and the Solicitation, the Tender Offer and Consent Solicitation Material or this Agreement which any Dealer Manager and Solicitation Agent may from time to time reasonably request.

12.                                 Indemnification.

a)                                      Purchaser agrees to hold harmless and indemnify the Dealer Managers and Solicitation Agents (including any affiliated companies of any Dealer Manager and Solicitation Agent) and any officer, member, director, partner, employee or agent of any Dealer Manager and Solicitation Agent (or any of such affiliated companies of any Dealer Manager and Solicitation Agent) and any entity or person controlling (within the meaning of Section 20(a) of the Exchange Act) any Dealer Manager and Solicitation Agent) including any affiliated companies of any Dealer Manager and Solicitation Agent) (collectively, the “Indemnified Persons”) from and against any and all Losses whatsoever (including, but not limited to, any and all expenses incurred in investigating, preparing or defending against any litigation or proceeding, commenced or threatened, or any claims whatsoever whether or not resulting in any liability) (i) arising out of or based upon any untrue statement or alleged untrue statement of a material fact contained in the Tender Offer and Consent Solicitation Material or in any other material used by Purchaser, or authorized by Purchaser for use in connection with the Tender Offer and the Solicitation or the transactions contemplated thereby, or arising out of or based upon the omission or alleged omission to state in any such document a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading (other than statements or omissions made in reliance upon information furnished by any Dealer Manager and Solicitation Agent in writing to Purchaser expressly for use therein), (ii) arising out of or based upon any withdrawal by Purchaser of, or failure by Purchaser to make or consummate, the Tender Offer, the Solicitation or the other transactions contemplated by this Agreement or the Tender Offer and Consent Solicitation Material or any other failure to comply with the terms and conditions specified in the Tender Offer and Consent Solicitation Material, (iii) arising out of the breach or alleged breach by Purchaser of any representation, warranty or covenant set forth in this Agreement (iv) arising out of, relating to or in connection with any other action taken or omitted to be taken by an Indemnified Person or (v) otherwise arising out of, relating to or in connection with the Tender Offer and the Solicitation, the other transactions described in the Tender Offer and Consent Solicitation Material or any Dealer Manager and Solicitation Agent’s services as Dealer Manager and Solicitation Agent hereunder.  Purchaser shall not, however, be responsible for any Loss pursuant to clauses (iv) or (v) of the preceding sentence of this Section 12 that has been finally judicially determined to have resulted primarily from the bad faith or gross negligence on the part of any Indemnified Person or material breach by and of you of your obligations contained in this Agreement, other than any Loss arising out of or resulting from actions performed at the direct request of, with the explicit consent of, or in conformity with information directly provided or supplied by, Purchaser.

b)                                     Purchaser and the Dealer Managers and Solicitation Agents agree that if any indemnification sought by any Indemnified Person pursuant to this Section 12 is unavailable for any reason or insufficient to hold the Dealer Managers and Solicitation Agents harmless, then Purchaser and the Dealer Managers and Solicitation Agents shall contribute to the Losses for which such indemnification is held unavailable or insufficient in such proportion as is appropriate to reflect the relative benefits received (or anticipated to be received) by Purchaser, on the one hand, and actually received by the Dealer Managers and Solicitation Agents, on the other hand, in connection with the transactions contemplated by this Agreement or the Tender Offer and Consent Solicitation Material or, if such allocation is not permitted by applicable law, not only such relative benefits but also the relative faults of Purchaser, on the one hand, and the Dealer Managers and Solicitation Agents, on the other hand, as well as any other equitable considerations, subject to the limitation that in any event the aggregate contribution by the Dealer Managers and Solicitation Agents to all Losses with respect to which contribution is available hereunder shall not exceed the fees actually received by the Dealer Manager and Solicitation Agent in connection with its engagement hereunder.  It is hereby agreed that the relative benefits to Purchaser, on the one hand, and the Dealer Manager and Solicitation Agents, on the other hand, with respect to the Tender Offer and the Solicitation and the transactions contemplated by this Agreement and the Tender Offer and Consent Solicitation Material shall be deemed to be in the same proportion as (i) the total value paid or proposed to be paid to holders of Notes pursuant to the Tender Offer and the Solicitation (whether or not the Tender Offer and the Solicitation or such transactions are consummated) bears to (ii) the fees actually received by the Dealer Manager and Solicitation Agent from Purchaser in connection with its engagement hereunder.

c)                                      The foregoing rights to indemnity and contribution shall be in addition to any other right that the Dealer Managers and Solicitation Agents and the other Indemnified Persons may have against Purchaser at common law or otherwise.  If any litigation or proceeding is brought against any Indemnified Person in respect of which indemnification may be sought against Purchaser pursuant to this Section 12, such Indemnified Person shall promptly notify Purchaser in writing of the commencement of such litigation or proceeding, but the failure so to notify Purchaser shall relieve Purchaser from any liability which it may have hereunder only if, and to the extent that, such failure results in the forfeiture by Purchaser of substantial rights and defenses, and will not in any event relieve Purchaser from any other obligation or liability that it may have to any Indemnified Person other than under this Agreement.  In case any such litigation or proceeding shall be brought against any Indemnified Person and such Indemnified Person shall notify Purchaser in writing of the commencement of such litigation or proceeding, Purchaser shall be entitled to participate in such litigation or proceeding, and, after written notice from Purchaser to such Indemnified Person, to assume the defense of such litigation or proceeding with counsel of its choice at its expense; provided, however, that such counsel shall be satisfactory to the Indemnified Person in the exercise of its reasonable judgment.  Notwithstanding the election of Purchaser to assume the defense of such litigation or proceeding, such Indemnified Person shall have the right to employ separate counsel and to participate in the defense of such litigation or proceeding, and Purchaser shall bear the reasonable fees, costs and expenses of such separate counsel and shall pay such fees, costs and expenses at least quarterly (provided that with respect to any single litigation or proceeding or with respect to several litigations or proceedings involving substantially similar legal claims, Purchaser shall not be required to bear the fees, costs and expenses of more than one such counsel in addition to any local counsel) if (i) in the reasonable judgment of such Indemnified Person the use of counsel chosen by Purchaser to represent such Indemnified Person would present such counsel with a conflict of interest, (ii) the defendants in, or targets of, any such litigation or proceeding include both an Indemnified Person and Purchaser, and such Indemnified Person shall have reasonably concluded that there may be legal defenses available to it or to other Indemnified Persons that are different from or additional to those available to Purchaser (in which case Purchaser shall not have the right to direct the defense of such action on behalf of the Indemnified Person), (iii) Purchaser shall not have employed counsel satisfactory to such Indemnified Person, in the exercise of the Indemnified Person’s reasonable judgment, to represent such Indemnified Person within a reasonable time after notice of the institution of such litigation or proceeding or (iv) Purchaser shall authorize in writing such Indemnified Person to employ separate counsel at the expense of Purchaser.  In any action or proceeding the defense of which Purchaser assumes, the Indemnified Person shall have the right to participate in such litigation and retain its own counsel at such Indemnified Person’s own expense.  Purchaser and each of you agree to notify the other promptly of the assertion of any claim against it, any of its directors or officers or any entity or person who controls it within the meaning of Section 20(a) of the Exchange Act in connection with the Tender Offer and the Solicitation.  The foregoing indemnification commitments shall apply whether or not the Indemnified Person is a formal party to such litigation or proceeding.

d)                                     Purchaser agrees to reimburse each Indemnified Person for all expenses (including reasonable fees and disbursements of counsel) as they are incurred by such Indemnified Person in connection with investigating, preparing for, defending or providing evidence (including appearing as a witness) with respect to any action, claim, investigation, inquiry, arbitration or other proceeding referred to in this Section 12 for which indemnification may be sought hereunder or enforcing this Agreement, whether or not in connection with pending or threatened litigation in which any Indemnified Person is a party.

e)                                      Purchaser agrees that it will not, without the prior written consent of the Dealer Managers and Solicitation Agents, settle, compromise or consent to the entry of any judgment in any pending or threatened claim, action or proceeding in respect of which indemnification may be sought hereunder (whether or not any Dealer Manager and Solicitation Agent, any other Indemnified Person or Purchaser is an actual or potential party), unless such settlement, compromise or consent (i) includes an unconditional release of each Indemnified Person from all liability arising out of such claim, action or proceeding and (ii) does not include a statement as to, or an admission of, fault, culpability or a failure to act by or on behalf of an Indemnified Person.  As a condition to any indemnity or contribution hereunder, without Purchaser’s prior written consent, which consent will not be unreasonably withheld, no Indemnified Person will settle, compromise or consent to entry of judgment in connection with any pending or threatened claim, action or proceeding in respect of which indemnity or contribution may be sought hereunder (whether or not Purchaser is an actual or potential party to such claim, action or proceeding).

13.                                 Conditions to Obligations of the Dealer Manager and Solicitation Agent.  Your obligations hereunder shall at all times be subject to the conditions that (a) all representations, warranties and other statements of Purchaser contained herein are now, and at all times during the period of the Tender Offer and the Solicitation shall be, true and correct in all material respects and (b) Purchaser at all times shall have performed in all material respects all its obligations hereunder theretofore to be performed.

14.                                 Termination.  This Agreement shall terminate upon the expiration, termination or withdrawal of the Tender Offer and the Solicitation or, with respect to any withdrawing Dealer Manager and Solicitation Agent, upon withdrawal by you as Dealer Manager and Solicitation Agent pursuant to Section 4 hereof, it being understood that Sections 3, 5, 6, 8, 9, 12, 14, 16, 17, 19, 20, 21, 22 and 23 hereof shall survive any termination of this Agreement.

15.                                 Notices.  All notices and other communications required or permitted to be given under this Agreement shall be in writing and shall be given (and shall be deemed to have been given upon receipt) by delivery in person, by cable, by telecopy, by telegram, by telex or by registered or certified mail (postage prepaid, return receipt requested) to the applicable party at the addresses indicated below:

a)  if to the Dealer Managers and Solicitation Agents:

C/O	CREDIT SUISSE FIRST BOSTON LLC
Eleven Madison Avenue
New York, NY 10010-3629
Telecopy No.:
Attention:

Bear, Stearns & Co. Inc.
383 Madison Avenue
New York, NY 10179
Telecopy No.: (212) 272-5100
Attention: John C. Maguire, Senior Managing Director, Global Liability Management Group

CIBC World Markets Corp.
425 Lexington Avenue
New York, NY 10017
Telecopy No.: (800) 274-2746
Attention: Brian Perman

with a copy to:

Cravath, Swaine & Moore LLP
Worldwide Plaza
825 Eighth Avenue
New York, NY 10019
Telecopy No.: (212) 474-3700
Attention: Kris F. Heinzelman, Esq.

b) if to Purchaser:

Packaged Ice, Inc.
3535 Travis Street, Suite 170
Dallas, TX 75204
Telecopy No.:
Attention:

with a copy to:

Cahill Gordon & Reindel LLP
80 Pine Street
New York, NY 10005
Telecopy No.: (212) 269-5420
Attention: Geoffrey Liebmann, Esq.

16.                                 Consent to Jurisdiction; Service of Process.  Purchaser hereby (a) submits to the jurisdiction of any New York State or Federal court sitting in the City of New York with respect to any actions and proceedings arising out of or relating to this Agreement, (b) agrees that all claims with respect to such actions or proceedings may be heard and determined in such New York State or Federal court, (c) waives the defense of an inconvenient forum, (d) agrees not to commence any action or proceeding relating to this Agreement other than in a New York State or Federal court sitting in the City of New York and (e) agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

17.                                 Joint and Several Obligations, Etc.  In the event that Purchaser makes the Tender Offer and the Solicitation through one or more of its affiliates, each reference in this Agreement to Purchaser shall be deemed to be a reference to Purchaser and any such affiliates, and the representations, warranties, covenants and agreements of Purchaser and any such affiliates hereunder shall be joint and several.

18.                                 Entire Agreement.  This Agreement constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

19.                                 Amendment.  This Agreement may not be amended except in writing signed by each party to be bound thereby.

20.                                 Governing Law.  The validity and interpretation of this Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of New York, without regard to conflicts of law principles thereof.

21.                                 Waiver of Jury Trial. PURCHASER HEREBY AGREES ON ITS OWN BEHALF AND, TO THE EXTENT PERMITTED BY APPLICABLE LAW, ON BEHALF OF ITS SECURITY HOLDERS, TO WAIVE ANY RIGHT TO A TRIAL BY JURY WITH RESPECT TO ANY CLAIM, COUNTER-CLAIM OR ACTION ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (INCLUDING, WITHOUT LIMITATION, THE TENDER OFFER).

22.                                 Counterparts; Severability.  This Agreement may be executed in two or more separate counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction.

23.                                 Parties in Interest.  This Agreement, including rights to indemnity and contribution hereunder, shall be binding upon and inure solely to the benefit of each party hereto, the Indemnified Persons and their respective successors, heirs and assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Please indicate your willingness to act as Dealer Manager and Solicitation Agent and your acceptance of the foregoing provisions by signing in the space provided below for that purpose and returning to us a copy of this Agreement so signed, whereupon this Agreement and your acceptance shall constitute a binding agreement between us.

Very truly yours,

PACKAGED ICE, INC.

By:	/s/ STEVEN J. JANUSEK
Name: Steven J. Janusek
Title: Chief Financial Officer

Accepted as of the date first above written:

CREDIT SUISSE FIRST BOSTON LLC
BEAR, STEARNS & CO. INC.
CIBC WORLD MARKETS CORP.

BY: CREDIT SUISSE FIRST BOSTON LLC

By:	/s/ MITCHELL GOLDSTEIN
Name: Mitchell Goldstein
Title: Director

By: BEAR, STEARNS & CO. INC.

By:	/s/ JOHN C. MAGUIRE
Name: John C. Maguire
Title: Senior Managing Director

By: CIBC WORLD MARKETS CORP.

By:	/s/ BRIAN S. PERMAN
Name: Brian S. Perman
Title: Managing Director